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                                                                    Exhibit 12.1


                      Cable Design Technologies Corporation
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              Dollars In thousands


                                                                                                                Nine Months
                                            ------------------Fiscal Year Ended July 31,------------------         Ended
                                                  1995         1996         1997         1998         1999    April 30, 2000
                                                  ----         ----         ----         ----         ----    --------------
NUMERATOR:
   Earnings before income tax                  $24,507      $25,894      $57,322      $65,816      $66,364         $61,802
   Add:
     Minority interest in earnings
        (losses) of subsidiaries                   ---          ---         (35)           25          883             760
     Fixed charges                               5,524        6,727        7,746       10,835       15,117          10,462
     Amortization of interest capitalized          ---          ---          ---            3            5               3
   Less:
      Interest capitalized                         ---          ---         (38)        (272)          ---             ---
                                            -----------   ----------   ----------   ----------   ----------   -------------
   Earnings as adjusted                        $30,031      $32,621      $64,995      $76,407      $82,369         $73,027
                                            ===========   ==========   ==========   ==========   ==========   =============
DENOMINATOR:
   Interest expense                            $ 5,113      $ 5,797      $ 6,130      $ 9,213      $13,868         $ 9,551
   Interest capitalized                            ---          ---           38          272          ---             ---
   Portion of rent expense
     representative of the interest factor         411          930        1,578        1,350        1,249             911
                                            -----------   ----------   ----------   ----------   ----------   -------------
    Fixed charges                              $ 5,524      $ 6,727      $ 7,746      $10,835      $15,117         $10,462
                                            ===========   ==========   ==========   ==========   ==========   =============

Ratio of earnings to fixed charges                5.44         4.85         8.39         7.05         5.45            6.98
                                            ===========   ==========   ==========   ==========   ==========   =============